CALTON, INC.
                            FORM 10-K
             FOR FISCAL YEAR ENDED NOVEMBER 30, 1995

                          EXHIBIT 10.8
          SUPPLEMENTAL EXECUTIVE COMPENSATION AGREEMENT
            BETWEEN THE COMPANY AND DOUGLAS T. NOAKES
                       DATED MAY 12, 1995
                     SUPPLEMENTAL EXECUTIVE
                     COMPENSATION AGREEMENT

     This Agreement, dated as of May 12, 1995 between Calton, Inc. (the "Company"), a New Jersey corporation with offices located at 500 Craig Road, Manalapan, New Jersey 07726, and Douglas T. Noakes (the "Executive"), an individual residing at 12 Brandywine Lane, Colts Neck, New Jersey 07722.

     WHEREAS, the Company has previously granted options (the "Options") to the Executive to purchase 684,564 shares of the Company's Common Stock under the Company's Amended and Restated 1993 Non-Qualified Stock Option Plan (the "Option Plan");

     WHEREAS, each of the Options currently has an exercise price of $.50 per share;

     WHEREAS, the Company has engaged Bear, Stearns & Co. as its financial advisor and agent in connection with seeking out parties who would be interested in entering into certain business transactions with the Company;

     WHEREAS, the Board of Directors of the Company has recognized that the continued services of the Executive are an essential component in maximizing the value of the Company and completing any proposed Transaction (as defined below);

     NOW, THEREFORE, in consideration for the mutual promises contained herein and to induce the Executive to remain in the employ of the Company, the parties hereto do hereby agree as follows:

     1. Supplemental Compensation. In the event that either (a) a Transaction shall be consummated prior to May 12, 1996 or (b) at any time subsequent to May 12, 1996, the Company shall consummate a Transaction with a party (i) from whom it received, prior to May 12, 1996, a written offer relating to a Transaction or (ii) with whom it entered into a letter of intent or written agreement with respect to a Transaction prior to May 12, 1996, then, the Company shall pay to the Executive an amount in cash equal to the amount, if any, by which $200,000 (as such amount may be proportionately reduced if any of the Options are exercised prior to a closing of a Transaction) exceeds the Option Value (as defined below). The Company shall pay any amount owed under this Agreement on the closing date of the Transaction or if the amount payable cannot be determined on such date, promptly upon the determination of such amount.

     2. Definition. The following terms shall have the following meanings for purposes of this Agreement:

"Option Value" shall mean (a) the amount, if any, by which the Transaction Price per share of Common Stock exceeds $.50, multiplied by (b) the number of shares subject to the Options which are outstanding immediately prior to the Transaction; provided, however, that if the Executive exercises his right to require the Company to repurchase his Options pursuant to Section 7(b)(iii) or 7(b)(iv) of the Option Plan, then the Option Value shall mean the amount paid to the Executive in connection with the repurchase of such Options.

"Transaction" shall mean (A) a merger (other than a merger intended solely to change the Company's jurisdiction of incorporation), consolidation, reorganization, recapitalization, in which (i) the previously outstanding Common Stock shall be changed into or, pursuant to operation of law or the terms of the transaction to which the Company is a party, exchanged for common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or (ii) the Company is the surviving entity and which results in the Company's shareholders immediately prior to such transaction not holding (by virtue of such shares or securities issued pursuant to such transaction) securities representing sixty-five percent (65%) or more of the total voting power of the outstanding voting securities of the Company having the right under ordinary circumstances to vote in an election of the Company's Board, (B) a sale in any transaction or series of transactions of fifty percent (50%) or more of the Company's assets to an entity other than a subsidiary or other affiliated entity of the Company, or (C) an event or series of events by which any "Person," as that term is defined in
Section 2(2) of the Securities Act of 1933 or any affiliate of such Person (when applied to any Person, an affiliate shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person) or Person and affiliates of such Persons acting in concert shall, whether in a single transaction or series of related transactions, acquire, directly or indirectly, an amount of the Company's voting stock representing thirty-five percent (35%) or more of the total voting power of the outstanding voting securities of the Company having the right under ordinary circumstances to vote in an election of the Company's Board.

"Transaction Price" shall mean the per share consideration given to holders of the Company's Common Stock in connection with a Transaction. If all or a portion of the consideration paid in the Transaction is other than cash, then the value of such non-cash consideration shall be the fair market value thereof on the date the Transaction is consummated as determined in good faith by the Company's Board of Directors. If all or a portion of the consideration payable in connection with the Transaction includes contingent future payments, then the present value of the reasonably expected amount of such contingent future payments (as such amount is determined in good faith by the Company's Board of Directors) using a discount rate of 10% will be included in the Transaction Price. If the Transaction involves a sale (in any transaction or series of transactions) of fifty percent (50%) or more of the Company's assets followed by a dissolution and liquidation of the Company, then the Transaction Price shall mean the amount per share distributed to the holders of the Company's Common Stock in connection with such dissolution and liquidation. In the event that the Transaction involves (a) an event described in clause (C) of the definition of "Transaction" set forth above,
(b) a merger, consolidation or recapitalization in which the Company is the surviving entity which does not affect the outstanding shares of the Common Stock or in which no securities or other consideration are issued in respect of the Common Stock, or
(c) a sale (in any transaction or series of transactions) of 50% or more of the Company's assets which is not followed by a dissolution and liquidation of the Company, then the Transaction Price shall mean the closing price of the Company's Common Stock on the American Stock Exchange (or other principal securities exchange on which the Common Stock is then traded) on the date of the closing of the Transaction.

   3. Termination. The Company's obligation to make the payment, if any, contemplated by this Agreement shall terminate if the Executive voluntarily resigns his employment with the Company prior to the closing of a Transaction. For purposes of this Agreement, the Executive will not be deemed to have voluntarily resigned if he terminates his employment with the Company after (i) the Board fails to reelect the Executive to the offices he holds as of the date of this Agreement; (ii) the Board of Directors significantly reduces the nature or scope of the authorities, powers, functions or duties attached to the Executives office; (iii) the Company breaches any material covenant of any employment agreement between the Executive and the Company, and such breach is not cured within forty-five (45) days of the issuance of written notice by the Executive to the Company identifying the breach, (iv) the salary of the Executive is reduced or (v) the Company consents to the Executive's retirement.

  4. No Effect on Other Rights. Nothing contained in this Agreement shall be construed as limiting or otherwise affecting any of the Executive's rights under any other agreement or plan in effect as of the date hereof, including, but not limited to, the Option Plan and the Executive Employment Agreement dated as of January 26, 1994 between the Company and the Executive. In the event that a Transaction shall occur, the compensation payable under this Agreement shall be payable to the Executive regardless of whether the employment of the Executive is terminated or continued following the Transaction.

     IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first above written.

                              CALTON, INC.



                           By:/s/Robert A. Fourniadis
                              Robert A. Fourniadis,
                              Senior Vice President-Legal



                              /s/Douglas T. Noakes
                              DOUGLAS T. NOAKES